As filed with the Securities and Exchange Commission on June 3, 2005
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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CNL HOTELS & RESORTS, INC.
(Exact name of registrant as specified in its charter)

Maryland	59-3396369
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification number)

CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Telephone (407) 650-1000
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

CNL Hotels & Resorts, Inc. 2004 Omnibus Long-Term Incentive Plan
(Full title of the plan)

Thomas J. Hutchison III
Chief Executive Officer
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Telephone (407) 650-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
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Copies of all communications, including all communications sent to agent for service, should be sent to:

Judith D. Fryer, Esq.
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
(212) 801-9200
(212) 801-6400 (Telecopy)
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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common stock, par value $.01 per share	5,000,000 shares	$20.00	$100,000,000	$11,770
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(1) Represents the number of shares of CNL Hotels & Resorts, Inc.’s (the “Registrant”) common stock that may be (i) issued under the CNL Hotels & Resorts, Inc. 2004 Omnibus Long-Term Incentive Plan (the “Plan”) pursuant to the exercise of options, (ii) issued pursuant to restricted stock awards, deferred shares or performance shares, and (iii) covered by stock appreciation rights to eligible directors, consultants and employees of the Registrant or its affiliates. Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2) The proposed maximum offering price per share will equal $20.00 per share unless subsequently adjusted by our board of directors. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended.

(3) The registration fee was calculated based upon the $20.00 per share price. A registration fee of $323,600.00 was previously paid in connection with the Registration Statement on Form S-11 (No. 333-107279) originally filed by the Registrant on July 23, 2003 and withdrawn on October 15, 2004. $24,073.00 out of the $323,600.00 filing fee was applied to the filing fee for the Registration Statement on Form S-3 filed by the Registrant on December 7, 2004. Thus, pursuant to Rule 457(p) under the Securities Act of 1933, as amended, $11,770.00 out of the remaining credit of $299,527.00 may be applied to the total filing fee of $11,770.00 for this Registration Statement. As a result, no filing fee is due in connection with this Registration Statement.

INTRODUCTION

This Registration Statement on Form S-8 relates to 5,000,000 shares of CNL Hotels & Resorts, Inc.’s (the “Registrant”) common stock, par value $0.01 per share, issuable to eligible directors, consultants and employees of the Registrant or its affiliates under the CNL Hotels & Resorts, Inc. 2004 Omnibus Long-Term Incentive Plan (the “Plan”). This Registration Statement covers the maximum number of shares of the Registrant’s common stock that could be issued under the Plan.

 PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*Information required by Part I is omitted from this filing in accordance with the provisions of Rule 428 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

The document(s) containing the information specified by Part I of Form S-8 will be sent or given to participants under our Plan as specified by Rule 428(b)(1) under the Securities Act.

Such documents will not be filed with the SEC in this Registration Statement, but will constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus which will meet the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(1) our Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 16, 2005 and amended on May 2, 2005

(2) all other reports filed by us with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)
since December 31, 2004; and

(3) the description of our common stock filed as part of our Registration Statement (File No. 000-24097) on Form 8-A, filed with the SEC on April 27, 1998.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to our charter and as permitted under Maryland law, we are required to indemnify and hold harmless a present or former director, officer, advisor, or affiliate (as defined in our charter) and may indemnify and hold harmless a present or former employee or agent, each referred to as an indemnitee, against any or all losses or liabilities reasonably incurred by the indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on our behalf while a director, officer, advisor, affiliate, employee, or agent and in such capacity, provided, that the indemnitee has determined, in good faith, that the act or omission which caused the loss or liability was in our best interests.

We will not indemnify or hold harmless the indemnitee if:

•	the loss or liability was the result of negligence or misconduct, or if the indemnitee is an independent director, the loss or liability was the result of gross negligence or willful misconduct;
•	the act or omission was material to the loss or liability and was committed in bad faith or was the result of active or deliberate dishonesty;
•	the indemnitee actually received an improper personal benefit in money, property, or services;
•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful; or
•	in a proceeding by or in the right of us, the indemnitee shall have been adjudged to be liable to us.

In addition, we will not provide indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;
•	the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

•
a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Pursuant to our charter, we are required to pay or reimburse reasonable legal expenses and other costs incurred by a present or former director, officer, advisor or affiliate and as permitted by Maryland law, may pay or reimburse reasonable expenses incurred by any other indemnitee in advance of final disposition of a proceeding if the following are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;
•	the indemnitee provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us as authorized by our charter;
•
the indemnitee provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that the indemnitee did not comply with the requisite standard of conduct; and

•
the legal proceeding was initiated by a third party who is not a stockholder or, if by one of our stockholders acting in his or her capacity as a stockholder, a court of competent jurisdiction approves the advancement.

Our charter further provides that any indemnification payment or reimbursement of the expenses permitted by our charter will be furnished in accordance with the procedures in Section 2-418 of the Maryland General Corporation Law.

Any indemnification may be paid only out of our net assets, and no portion may be recoverable from the stockholders.

We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses reasonably incurred by officers and directors seeking to enforce their rights under the indemnification agreements. We also cover officers and directors under our directors' and officers' liability insurance. Although these indemnification agreements offer substantially the same scope of coverage afforded by the indemnification provisions in our charter, it provides greater assurance to directors and officers that indemnification will be available because these contracts cannot be modified unilaterally by our board of directors or by the stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit
4.1	Amended and Restated Reinvestment Plan. (Included as Appendix A to the Registrant’s Registration Statement on Form S-3 filed December 7, 2004 and incorporated herein by reference.)

4.2	Registrant’s Amended and Restated Redemption Plan. (Previously filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed June 25, 2004 and incorporated herein by reference.)
Reference is made to the Registration Statement on Form 8-A dated April 27, 1998, filed pursuant to Section 12 of the Exchange Act.
5.1	Opinion of Greenberg Traurig, LLP. *
23.1	Consent of Independent Registered Certified Public Accounting Firm.*
23.2	Consent of Greenberg Traurig, LLP is contained in Exhibit 5.1.
24.1	Power of Attorney is included as part of the signature pages to this Registration Statement and incorporated herein by reference.
99.1	CNL Hotels & Resorts, Inc. 2004 Omnibus Long-Term Incentive Plan. (Included as Appendix D to the Registrant's Definitive Proxy Statement filed June 21, 2004 and incorporated herein by reference.)
________________
* Filed herewith.

Item 9. Undertakings.
.
(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

Notwithstanding paragraph (a)(1)(ii), any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on this 3rd day of June, 2005.

                                                                                                                                        CNL HOTELS & RESORTS, INC.

                                                                                                                                         By: /s/ Thomas J. Hutchison III
                                                                                                                                       Thomas J. Hutchison III
                                                                                                                                       Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas J. Hutchison III and C. Brian Strickland his or her true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James M. Seneff, Jr.	Chairman of the Board	June 3, 2005
James M. Seneff, Jr.
/s/ Robert A. Bourne	Vice Chairman of the Board	June 3, 2005
Robert A. Bourne
/s/ John A. Griswold	President, Chief Operating Officer and Director	June 3, 2005
John A. Griswold
/s/ Craig M. McAllaster	Director	June 3, 2005
Craig M. McAllaster
/s/ Robert E. Parsons, Jr.	Director	June 3, 2005
Robert E. Parsons, Jr.
/s/ James Douglas Holladay	Director	June 3, 2005
James Douglas Holladay

/s/ Jack Kemp	Director	June 3, 2005
Jack Kemp
/s/ Dianna F. Morgan	Director	June 3, 2005
Dianna F. Morgan
/s/ Thomas J. Hutchison III	Chief Executive Officer and Director (principal executive officer)	June 3, 2005
Thomas J. Hutchison III
/s/ C. Brian Strickland	Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary (principal financial officer)	June 3, 2005
C. Brian Strickland
/s/ Mark E. Patten	Senior Vice President and Chief Accounting Officer (principal accounting	June 3, 2005
Mark E. Patten

EXHIBIT INDEX

Exhibit No.	Exhibit
4.1	Amended and Restated Reinvestment Plan. (Included as Appendix A to the Registrant’s Registration Statement on Form S-3 filed December 7, 2004 and incorporated herein by reference.)
4.2	Registrant’s Amended and Restated Redemption Plan. (Previously filed as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed June 25, 2004 and incorporated herein by reference.)
Reference is made to the Registration Statement on Form 8-A dated April 27, 1998, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.
5.1	Opinion of Greenberg Traurig, LLP. *
23.1	Consent of Independent Registered Certified Public Accounting Firm.*
23.2	Consent of Greenberg Traurig, LLP is contained in Exhibit 5.1.
24.1	Power of Attorney is included as part of the signature pages to this Registration Statement and incorporated herein by reference.
99.1	CNL Hotels & Resorts, Inc. 2004 Omnibus Long-Term Incentive Plan. (Included as Appendix D to the Registrant's Definitive Proxy Statement filed June 21, 2004 and incorporated herein by reference.)
________________
* Filed herewith.